EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-41437 and 333-87378) and on Form S-8 (Nos. 333-38912, 333-61925 and 333-122172) of Forest City Enterprises, Inc. of our report dated March 24, 2006, except with respect to our opinion on the consolidated financial statements and financial statement schedules in so far as they relate to the effects of the discontinued operations as discussed in Note V, as to which the date is October 2, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 8-K.
PricewaterhouseCoopers LLP
Cleveland, OH
October 2, 2006